Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference by Nanoviricides, Inc. in the Registration Statement in Form S-3 of our report dated October 15, 2012 on the balance sheets of Nanoviricides, Inc as 30, 2012 and 2011 and the results of its operations and its cash flows for the each of the three fiscal years in the period ended June 30, 2012 and for the period from May 12, 2005 (inception) through June 30, 2012, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/Li & Company, PC

Li & Company, PC

Skillman, New Jersey

October 26, 2012